SKM MEDIA CORP.

6001 Broken Sound Parkway NW, Suite 510

Boca Raton, Florida 33484

February 9, 2012

Via Edgar

Larry Spirgel, Assistant Director

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Re:	SKM Media Corp. Registration Statement on Form S-1 File No. 333-177329

Mr. Spirgel:

The following responses address the verbal comments of Kathryn Jacobson, Staff Accountant, provided to SKM Media Corp. (“SKM” or the "Company") today February 8, 2012.

1.	S-Corp Election

SKM Media Group Inc. (“Group”), the wholly owned subsidiary of the Company, ceased to be an s-corp and was converted to a c-corp on September 1, 2011.

2.	Dividend Paid to Howard Minsky

We hereby confirm that the dividend paid to Howard Minsky by Group for the year ended December 31, 2011 was proportionate in his interest in Group.

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Please do not hesitate to contact our attorney, Stephen Fleming, at 516-833-5034 if you have any questions or comments. Thank you.

Very truly yours,

/s/ Steven L. Moreno

Steven L. Moreno, CEO,
President and Director